For More Information
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     Contact: James F. Oliviero
     KSW, Inc., (718) 340-1409
     joliviero@ksww.com

                              FOR IMMEDIATE RELEASE
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                  KSW, INC. REPORTS FIRST QUARTER 2008 RESULTS
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                             DECLARES CASH DIVIDEND
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Long  Island  City,  New  York - May 2, 2008 - KSW,  Inc.  (NASDAQ:  KSW)  today reported financial results for the first quarter of 2008. The Company also announced that its Board of Directors has declared a cash dividend of $.20 per share, payable on June 17, 2008 to shareholders of record as of May 26, 2008.

Total revenue for the first quarter of 2008 was $20,491,000 as compared to $17,991,000 for the first quarter of 2007. Net income was $840,000 for the first quarter of 2008 as compared to net income of $898,000 for the first quarter of 2007. This represents earnings per share of $0.13 per share (basic and diluted), for the first quarter of 2008 as compared to an earnings per share of $0.15 per share (basic and diluted), for the first quarter of 2007.

As of March 31, 2008, the Company's backlog was approximately $127,300,000.

About KSW

KSW, Inc., through its wholly-owned subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as New York Presbyterian Cardiovascular Center, and the Mount Sinai Center for Science and Medicine where the Company is currently performing pre-construction services.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as
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statements that include  phrases  such  as  "believe",  "expect",  "anticipate",
"intend", "plan", "foresee", "likely", "should",  "will" or other similar  words
or   phrases.   Such   forward-looking   statements   concerning    management's
expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, those detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.